SHARE PURCHASE AGREEMENT


AGREEMENT made this 6th day of August 2002, by and between Aquentium, Inc. , a Delaware corporation, (Herein called the "Purchaser') and Al Tamasebi of Usa Public Auction, Inc.(Herein called the "Shareholders") which Shareholders own all of the issued and outstanding shares of USA Public Auction, Inc, a corporation duly incorporated in Nevada. (Herein called the "Corporation")


                             RECITALS

Purchaser agrees to purchase, and Shareholders agree to sell, One Hundred Percent (100%) of the issued and outstanding shares of the Corporation for the sum of two hundred fifty thousand restricted shares (250,000) of common stock of the Purchaser.

In consideration of the mutual promises, covenants, and representations contained herein, and other valuable consideration (the receipt thereof is acknowledged by the SHAREHOLDERS) the parties agree as follows:


     1.  SALE AND EXCHANGE OF SECURITIES

         a. The Shareholders hereby sell and transfer to the Purchaser One Hundred Percent (100%) of the total common shares of the Corporation, as indicated by the Register of the Corporation.

         b. The Purchaser agrees to issue the sum of two hundred fifty thousand shares (250,000) of common stock of the Purchaser to the Shareholders in exchange for shares of the Corporation. Shares are restricted for a period of two years from the date of this agreement and purchaser agree to cause and remove this restriction at the end of the period. Shareholders and Corporation agree to grant Purchaser the first right of refusal to buy back shares at time that Shareholders desire to sell at the current market price calculated at the bid price.

         c. It is understood that the Corporation will initially be a wholly owned subsidiary of the Purchaser.

     2. REPRESENTATIONS AND WARRANTIES OF CORPORATION. It is a condition hereof, and the Shareholders do jointly and severally acknowledge that the Purchaser is relying upon the following representations and warranties in connection with the purchase of the shares herein provided for. The Shareholders and the Corporation represent and warrant to Purchaser the following:

          a.  The Corporation is a valid and open joint stock Corporation,
duly   incorporated in Nevada with common stock, which is fully paid and non-assessable;

          b. The Shareholders have the right to dispose of and to deal with the said shares and receive the consideration thereof and to enter into this Agreement;

          c. The Shareholders own or control the common shares of the Corporation, representing the majority of the shares of the Corporation; and have full right to assign and/or transfer the shares;

          d. The financial status of the Corporation is shown in the consolidated Balance Sheet and related Financial Statements of the Corporation as attached as Schedule 1 as submitted and accepted by the Purchaser prior to the execution hereof; and there is, as of May 30, 2002, no material adverse change in the financial condition of the Corporation from the disclosed in
Schedule 1;

         e. Attached hereto as Schedule II is a list of all the current and fixed assets of the Corporation as of May 30, 2002 and every one of the assets are in the actual possession of the Corporation;

         f. Attached hereto as Schedule III is a list of all the liabilities of the Corporation as at July 31, 2002 and the Corporation has no other liabilities or obligations, present or contingent;

         g. All the required Federal, Local and other returns and reports have been duly filed. All filing fees, income taxes, Federal and local, payable by the Corporations have been fully assessed for all years up to and including the fiscal year ended 2001 and as so assessed have been paid. And the Corporation has paid all Income taxes federal and local, as estimated by it for the fiscal year ended 2001;

         h.  The Corporation is in good standing under the laws of Nevada;

         i. The Corporation is not in arrears in the remittance of employees' tax payments and health benefits, and has complied with the laws and regulations relating thereto;

         j. There are no judgments or executions outstanding against the Corporation, and the Corporation has not guaranteed to give security for any debt or obligation of any other person, firm or corporation;

         k. The Corporation is not at the present time, party to any action, suit or other legal proceedings, actual, or threatened, and there are no circumstances, matter or thing known to the Shareholders, or any of them which might give rise to any such actions, suit or other legal proceedings and there are no actions, suits or proceedings pending or threatened against the Corporation before or by any Federal, Provincial or other Government department;

         l. There are no outstanding agreements, options, warranties or other rights pursuant to which the Corporation are or might be obligated to issue any of their shares;

         m.  The word "Corporation" herein includes any subsidiaries;

         n. The representations, warranties and conditions herein contained are true as of the date hereof and will be true on the date of closing and shall survive the closing of this transaction.

     2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Shareholders and Corporation the following:

         a. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the directors and shareholders of Purchaser have been valid in accordance with the laws of the State of Delaware.

         b. The authorized capital stock of Purchaser consists of 100,000,000 shares of common stock, $ .005 par value, of which 5,150,000 are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. All of the shareholders of Purchaser have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Delaware.

         c. Purchaser has the right, power, and authority to enter into and perform its obligations under this Agreement.

         d. Purchaser has compiled with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Purchaser. Purchaser has compiled with all federal and state securities laws in connection with the issuance, sale and distribution of securities.

         e. Purchaser is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best of the knowledge of the Purchaser, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Purchaser and Purchaser is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

         f. Purchaser will not enter into any new contracts or agreements from the time of this Agreement and the closing except in the regular course of business.

     3.  CLOSING

         a. At the time of closing (subject to all other terms and conditions being compiled with) the following shall be delivered from the Shareholders and the Corporation to the Purchaser;

             i. A certificate representing one hundred percent (100%) of the issued and outstanding stock of USA Public Auction, Inc.

             ii. Records and papers relative to the Corporation's business and affairs.

         b. At the time of closing (subject to all other terms and conditions being compiled with) the following shall be delivered by the Shareholders and the Corporation to the Purchaser:

             i.   Articles of Incorporation, and Bylaws;

             ii. Board of Director Minutes authorizing the Purchaser's acquisition of the Corporation;

             iii. Usa-Dealers-Auction.com, AutoAuctionYard.com, and SaveAtauction.com, Getdeal.net, Domain names.

     4.  REMEDIES

         a. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Riverside County, California in accordance with the Commercial Rules of American Arbitration Association then existing. The arbitrator assigned shall have authority and power to decide all arbitratable issues. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorneys fees from the non-prevailing party.

         b. If any deficiency, loss or loss of possession is discovered in the assets of the Corporation (not the estimated value of goodwill) as listed in Schedule II, or if any debt or obligation is demanded from the Corporation, which is not listed in Schedule III, the Shareholders shall jointly and severally agree to pay to the Purchaser on behalf of the Corporation the value of any deficiency in the assets or the amount of such liabilities. The Shareholders shall make the payments forthwith, on demand, providing such demand is made in writing not later than ninety days. Failing such payment on demand, the Shareholders hereby authorize the Corporation (in addition to any other remedy open to the Purchaser) to deduct the same from their future salaries.

         c. In the event Purchaser implements a reverse split within the next Twelve months, then Purchaser shall issue restricted shares To shareholder multiply by the number of reverse


      5. MISCELLANEOUS

         a. This Agreement contains the entire contract between the parties hereto and no party shall be bound by any warranty, condition or term other than as expressly stated herein.

         b. The Shareholders and the Purchaser do jointly agree to sign and deliver any further assurances required to more fully carry out the intent of this Agreement. Shareholders and Corporation agree not to compete with similar software programming or program that Purchaser is acquiring for a period of three years.

         c.  The Corporation acknowledges and confirms this agreement.

         d. This Agreement shall be construed and enforced under the Laws of the State of Delaware.

         e. Time is of the essence of this Agreement and of each and every provision hereof.

         f. This Agreement shall ensure to the benefit of and be binding upon the respective parties hereto and respective heirs, executors, administrators, successors and assigns.

         g. Purchaser agree to give back the USA Public auction, Inc. and the Domain names to Shareholder in the event of filing bankruptcy.


     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

      PURCHASER:                    SHAREHOLDERS, CORPORATION:


      /s/ Mark Taggatz              /s/ Al Tamasebi
      __________________            ________________________
By:   Mark Taggatz              By: Al Tamasebi
      President and CEO             President
      Aquentium, Inc.               USA Public Auction, Inc.

 8/6/02